CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1, Amendment 1 of our report dated August 19, 2014 with respect to the consolidated financial statements of Digital Caddies, Inc. as of and for the fiscal years ended October 31, 2013 and 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone Bailey, LLP

www.malonebailey.com

Houston, Texas

December 19, 2014